PROMISSORY NOTE

FOR VALUE RECEIVED, on September 25, 2014, Global Boatworks, LLC, a Florida limited liability company (the “Maker”), promises to pay to the order of Financial Innovators Corp., a Florida corporation (the “Holder”), the principal amount of one hundred thousand dollars ($100,000.00), together with interest due hereunder on or before June 20, 2022.

1. Interest.  The outstanding principal balance of this Interest shall accrue on the outstanding principal balance of this Promissory Note at a fixed rate of two (2%) percent per annum.  Interest shall be calculated on the basis of a 365-day year.

2.  Interest Method of Payment; Application.  Payments (including all prepayments) received by Holder on Promissory Note shall be applied first to the payment of accrued and unpaid interest and only thereafter to the outstanding principal balance of this Amended and Restated Promissory Note.

3. Prepayment.  Maker may prepay the principal and accrued interest due at any time without penalty.

4. Notices.  All notices shall be deemed to have been given upon receipt. All notices shall be addressed to the parties at the addresses below :

To the Maker:  2637 E. Atlantic Blvd # 134, Pompano Beach, Florida 33062

To the Holder:  510 Se 18th Ave Pompano Beach, Florida 33060

5. Governing law.  This Promissory Note shall be governed by, and shall be construed and interpreted in accordance with the laws of the State of Florida.

6. Entire agreement.  This Promissory Note constitutes the entire agreement between the parties with respect to the subject matter hereof and may not be modified, amended, or changed except in writing.

7. Benefits; binding effect.  This Promissory Note shall be for the benefit of, and shall be binding upon, the Maker and the Holder and their respective successors and assigns.

8. Jurisdiction and venue.  Any claim or dispute arising out of, connected with, or in any way related to this Promissory Note shall be instituted by the complaining party and adjudicated in a court of competent jurisdiction located in Broward County, Florida.

9. Headings.  The headings contained in this Promissory Note are for reference purposes only and shall not affect in any way the meaning or interpretation of any or all of the provisions hereof.

Financial Innovators Corp.

/s/Ronald Rowe

By: Ronald R. Rowe, President

IN WITNESS WHEREOF, the undersigned have executed this Promissory Note to be effective as of the date first written above, on June 19, 2015.

Global Boatworks, LLC (Maker)

/s/Robert Rowe

Robert Rowe, Managing Member- President